Exhibit 99.1

For Release:         Immediately
Contact:                 Mark Cummins (Investors)                                                     215.256.5025                                mcummins@harleysvillegroup.com
Randy Buckwalter (Media)                                                      215.256.5288                                rbuckwalter@harleysvillegroup.com

HARLEYSVILLE GROUP, HARLEYSVILLE MUTUAL AMEND INTERCOMPANY POOLING AGREEMENT AS IT RELATES TO WORKERS COMPENSATION BUSINESS

HARLEYSVILLE, PA—December 2, 2010—Harleysville Group Inc. (NASDAQ: HGIC) and Harleysville Mutual Insurance Company have amended their intercompany pooling agreement as it relates to their workers compensation business, effective January 1, 2011. The amendment was approved by the Harleysville Group/Harleysville Mutual Coordinating Committee, and ratified by each company’s full board of directors. The amendment also was approved by all of the applicable domiciliary state insurance departments.
The amendment establishes that the financial results associated with workers compensation business for accident years 2011 and following will be retained 100 percent by Harleysville Mutual. At the same time, the financial results of prior accident years will continue to be shared between Harleysville Group and Harleysville Mutual under the existing pool participations.
As a result of this amendment, Harleysville Group Inc.’s insurance subsidiaries will transfer cash and investments to Harleysville Mutual in the estimated total amount of $33 million related to the transfer of the unearned premium liability on the workers compensation business as of Jan. 1, 2011. Through nine months of this year, Harleysville Group had $58.6 million in workers compensation net written premiums and an accident year combined ratio of 117.3 percent.
“The purpose of the amendment is to improve capital efficiency across the organization. We take great pride in our position as a premier writer of commercial accounts for our valued policyholders and agency partners,” noted Michael L. Browne, Harleysville Group’s president and chief executive officer. “This modification of our pooling agreement does not impact our appetite for workers compensation business, it does not indicate any change in our underwriting or claims strategy, and because it is tied to the intercompany reinsurance mechanism of the pooling agreement it has no bearing on how we write or issue individual workers compensation policies. We believe this pooling change is a sound strategic move for our organization.”
Harleysville Insurance is a leading super-regional provider of insurance products and services for small and mid-sized businesses, as well as for individuals, and ranks among the top 70 U.S. property/casualty insurance groups based on net written premiums. As a Trusted Choice® company partner, Harleysville distributes its products exclusively through a network of independent agents primarily across 32 states. Harleysville is ranked #21 in the most recent InformationWeek 500, the publication’s annual listing of the most innovative information technology organizations in the U.S., and has been included on the list in each of the last five years. Harleysville Mutual Insurance Company owns approximately 54 percent of Harleysville Group Inc. (NASDAQ: HGIC), a publicly traded holding company for eight regional property/casualty insurance companies collectively rated A (Excellent) by A.M. Best Company. Harleysville Group is listed on the NASDAQ Global Select Market, which is comprised of the top third of all NASDAQ member companies and has the highest initial listing standards of any exchange in the world based on financial and liquidity requirements. Further information can be found on the company’s website at www.harleysvillegroup.com.